"Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Commission."

                                  Merck/SB/HGS
                                  ------------
                       COLLABORATION AND LICENSE AGREEMENT
                       -----------------------------------

         This Collaboration and License Agreement (Agreement) is entered into and effective this 10th day of July, 1996 by and among SmithKline Beecham Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania, having a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A. ("SB corp"), SmithKline Beecham p.l.c., a corporation organized under the laws of England and having a place of business at Great West Road, Brentford, Middlesex, England ("SB plc") (individually and collectively "SB"), Human Genome Sciences, Inc. located at 9410 Key West Avenue, Rockville, Maryland 20850 ("HGS") and Merck KGaA, Frankfurter Str. 250, 64271 Darmstadt, Germany("Merck").

         WHEREAS SB corp and HGS, entered into the Collaboration Agreement (defined below) effective as of May 19, 1993 relating to sequencing of expressed genes and development of practical applications therefor; and
         WHEREAS SB and HGS wish to collaborate with and grant and license to Merck, certain rights, including certain rights granted and licensed to SB pursuant to the Collaboration Agreement and SB/HGS License Agreement (both defined below), and Merck wishes to collaborate with SB and HGS and to accept such grant and license;
         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

I.       Definitions
1.0 "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.
1.1      "Alliance  Committee"  shall  mean  a  committee  consisting  of  three
   (3) scientists appointed by Merck and three (3) scientists appointed by SB and co-chaired by one (1) of the SB appointees and co-chaired by one (1) of the Merck appointees.

1.2 "Antibody Product"shall mean a Product which is an antibody (monoclonal or polyclonal) or fragments or constructs thereof in the Merck Field which is potentially useful for the treatment or prevention of a disease or disorder in humans.
1.3 "Antisense" shall mean inhibiting or preventing in vivo expression in a human or animal of a gene product by use of an oligonucleotide or modified oligonucleotide which binds to RNA or DNA to prevent and/or impair expression of the gene product.
1.4 "Blocking Claim" shall mean a claim under any patent application or granted patent anywhere in the world which generically but not specifically covers (i) any and all compounds (and/or the use thereof) which interact with or prevent interaction with a specified Target and/or (ii) any and all antibodies (and/or the use thereof) against a specific Target or Therapeutic Protein. The following are examples of "blocking claims": (1) a compound which interacts with receptor X; (2) a compound which prevents binding between receptor X and its ligand, (3) a process for activating receptor X, comprising: contacting receptor X with a compound which binds thereto and activates the receptor; (4) a process for preventing activation of receptor X comprising: contacting receptor X with a compound which prevents binding between receptor X and its ligand.
1.5 "Bioinformatics" shall mean computer software and know-how useful for the analysis, comparison, and curation of human nucleic acid and protein sequences, and information related to such sequences; and software for the construction and maintenance of databases for the compilation of such sequences and their associated information; each as developed through the end of the Initial Research Term. Bioinformatics shall include software for the prediction of the three-dimensional structure of proteins from primary sequence information but Bioinformatics shall not include software for rational drug design based on such three-dimensional structure.
1.6 "Collaboration Agreement"shall mean the Collaboration Agreement entered into between SB and HGS effective as of May 19, 1993, as amended and/or superseded from time to time.
1.7 "Collaboration Partner Agreement" shall mean an agreement between or among SB and/or HGS and (1) Synthelabo substantially in accordance with a memorandum of intent dated March 11, 1996; (2) SP substantially in accordance with a memorandum of intent dated April 21, 1996; (3) Takeda substantially in accordance with the SB/Takeda Collaboration and License Agreement dated June 5, 1995; and (4) a COLLABORATION PARTNER, in addition to (1) and (2) or substituted for (1) or (2), wherein such COLLABORATION PARTNER is granted substantially the same licenses and rights as granted by SB and/or HGS pursuant to any one or all of the foregoing agreements pursuant to Paragraph 2.21.
1.8 "Collaboration Partner" shall mean those entities which are set forth in Appendix A, or substituted for an entity in Appendix A and any entity added to Appendix A or substituted for an entity in Appendix A which in the aggregate shall be no more than four (4) entities.
1.9 "Collaboration Partner Patent" shall mean individually and collectively a Collaboration Partner Target Patent and Collaboration Partner Therapeutic Protein Patent. Included within the definition of Collaboration Partner Patents are all continuations, continuations-in- part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates. SB Patents, HGS Patents and Merck Patents shall not be Collaboration Partner Patents.
1.10 "Collaboration Partner Target Patent" shall mean all patents or patent applications owned by a Collaboration Partner or to which a Collaboration Partner otherwise has, now or in the future, the right to grant licenses and to the extent that it claims a Target or includes a Blocking Claim and as to which SB and/or HGS has the right to grant a license to Merck and which is filed prior to the end of the Initial Research Term under a Collaboration Partner Agreement. Included within the definition of Collaboration Partner Target Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates.
1.11 "Collaboration Partner Therapeutic Protein Patent" shall mean all patents or patent applications owned by a Collaboration Partner or to which a Collaboration Partner otherwise has, now or in the future, the right to grant licenses and to the extent that it claims a Therapeutic Protein or use or manufacture thereof and as to which SB and/or HGS has the right to grant a license to Merck and which is filed prior to the end of the Initial Research Term under a Collaboration Partner Agreement. Included within the definition of Collaboration Partner Therapeutic Protein Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates.
1.12 "Diagnostics" shall mean any product, process, substance, composition or service intended to predict, detect or identify a disease or determine the
   development  or  presence  of  a  pathologic   condition  in  a  human.
1.13 "Discovered" shall mean the earlier of (a) the filing date of an application for a patent filed in any country by Merck under this

   Agreement, HGS and/or SB under the Collaboration Agreement, and/or a Collaboration Partner under a Collaboration Partner Agreement containing a specific disclosure of a Merck Product; or (b) identification of a Merck Product by Merck.
1.14 "Drug Product" shall mean a Product other than a Therapeutic Protein or Antibody Product in the Merck Field which is potentially useful for the treatment or prevention of a disease or disorder in humans and shall include in vivo Diagnostics.
1.15     "Effective Date" shall mean the date first written above.
1.16 "Gene" shall mean a human gene or a portion thereof or cDNA corresponding thereto.
1.17 "Gene Therapy" shall mean treatment or prevention of a disease, or remedying a gene deficiency of humans or animals by genetic modification of human somatic cells or animal somatic or germ cells (in vivo, in vitro or ex vivo) with DNA (RNA) for the purpose of expressing a protein or oligo(poly)nucleotide encoded by said DNA (RNA) in a human or animal.
1.18 "Gene Therapy Vaccine" shall mean a Vaccine which achieves a therapeutic effect by inducing an antigen-specific humoral and/or cellular immune system response by Gene Therapy.
1.19 "HGS Field" shall mean: (i) Gene Therapy including Gene Therapy Vaccines, (ii) Antisense and (iii) biotransformation of a chemical to prepare pharmaceutically active agents for human or animal use, or intermediates therefor, which active agents or intermediates therefore were discovered prior to May 19, 1993.
1.20 "HGS Patents" shall mean all patents and patent applications to the extent that they claim HGS Technology, which are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses, or sublicenses. Included within the definition of HGS Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates. HGS Patents shall include HGS' interest in patents and patent applications to which HGS is a joint owner pursuant to Paragraph 14.1.
1.21 "HGS Technology" shall mean the following technology, whether patented, patentable or not: (a) sequence data with respect to human DNA and expression products thereof and Bioinformatics relating thereto, in each case developed by or for HGS prior to and through the end of the Initial Research Term, (b) information on biological function of Therapeutic Proteins developed by HGS prior to the Initial Research Term, (c) HGS clones containing sequences in
   (a), (d) information on
   biological function of Targets developed by or for HGS prior to and through the end of the Initial Research Term, and (e) information on biological function of Therapeutic Proteins for use as Targets developed by HGS during the Initial Research Term and after such Therapeutic Protein has been claimed by HGS pursuant to Section 8. Bioinformatics in subparagraph (a) shall not include Bioinformatics licensed by HGS from a Third Party; except where HGS has the royalty-free right to license such Bioinformatics to Merck or where HGS has a royalty-bearing right to license such Bioinformatics to Merck and Merck agrees to pay royalties for its use of such license.
1.22 "Initial Research Term" shall mean the term beginning on the Effective Date and ending June 30, 2001.
1.23 "Licensed Technology" shall mean individually and collectively, HGS Technology and SB Technology.
1.24 "Licensed Patents" shall mean individually and collectively, HGS Patents and SB Patents.
1.25 "Major Country" shall mean the United States, Canada, Germany, United Kingdom, France, Italy, or Japan.
1.26 "make, have made, use and sell" shall mean all exclusionary rights now or in the future conferred by a patent or equivalent of a patent (e.g., a
   SPC), copyright, or trade secret law of each applicable respective jurisdiction of the world, including but not limited to the right to make, have made, use, offer to sell, sell, import, copy, display, and distribute.
1.27 "Management Committee" shall mean a committee consisting of three (3) members appointed by Merck and three (3) members appointed by SB and co-chaired by one (1) of the SB appointees and co-chaired by one (1) of the Merck appointees.
1.28 "Merck" shall mean Merck KGaA and any present or future Affiliate to which any rights and/or obligations of it are assigned and/or delegated pursuant to this Agreement as provided herein.
1.29 "Merck Antibody Product" shall mean an Antibody Product developed by or for Merck or its licensee.
1.30 "Merck Drug Product" shall mean a Drug Product developed by or for Merck or its licensee.
1.31 "Merck Field" shall mean the treatment and/or prevention of disease in humans including Vaccines and in vivo Diagnostics, but excluding the HGS Field and in vitro Diagnostics.
1.32 "Merck Patents" shall mean all patents and patent applications to the extent that they claim Merck Technology, which are or become owned by Merck or to which Merck otherwise has, now or in the future, the right to grant licenses or sublicenses. Included within the definition of Merck

   Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals and extensions thereof and all supplementary patent-like certificates. Merck Patents shall include Merck's interests in patents and patent applications under which Merck is a joint owner pursuant to Paragraph 14.1.
1.33 "Merck Product" shall mean individually and collectively a Merck Drug Product, Merck Protein Product and Merck Antibody Product.
1.34 "Merck Protein Product" shall be a Product containing one or more Therapeutic Protein(s) developed by or for Merck or its licensee.
1.35 "Merck Technology" shall mean any and all data, substances, processes, materials, formulas, inventions and information, developed by or on behalf of Merck which incorporate or are based on or derived by substantial or material use of Licensed Technology or Targets and biological information received from Collaboration Partners or other technology or information which is proprietary to SB or HGS. Merck Technology shall not include technologies, reagents or materials made by Merck merely because of an incidental or immaterial use of Licensed Technology or such Targets in the development of such technologies, reagents or materials.
1.36 "Net Sales" shall mean gross receipts from sales of Merck Product by Merck or SB or, except as provided below, their respective Affiliates, licensees, distributors trading on Merck's or SB's account or joint ventures or other associated companies, less deductions for (i) transportation charges, including transportation insurance to the extent separately invoiced; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such product; (iii) normal and customary trade, quantity and cash discounts allowed and rebates including but not limited to Medicaid-like rebates; and (iv) allowances or credits to customers on account of rejection or return of such product or on account of retroactive price reductions affecting such product. Sales between or among a party to this Agreement and its respective Affiliates, licensees, distributors trading on Merck's or SB's account, or joint ventures or other associated companies shall be included within Net Sales only if such purchaser is an end-user of the Merck Product. Otherwise, Net Sales shall only include the subsequent, final sales to Third Parties.
1.37 "Product(s)" shall mean any product, process, substance, composition or service which in whole or in part (i) incorporates or is based on or uses or is derived by use of Licensed Technology and/or Merck Technology and/or (ii) is covered by a Licensed Patent and/or a Merck Patent and/or (iii) is based on or is derived by use of a Target obtained from a Collaboration Partner; and/or (iv) is covered by a Collaboration Partner Patent as to which Merck obtains rights from a Collaboration Partner. An incidental or immaterial use of Licensed Technology, such Targets and/or Merck Technology shall not cause a product, process, substance, composition or service to become a Product.
1.38 "Research Antibody Plan" shall mean a plan for discovering and developing a Merck Antibody Product. A representative sample of such plan forms Appendix D.
1.39 "Research Drug Plan" shall mean a plan for screening of Targets to discover a Merck Drug Product. A representative sample of such plan forms Appendix D.
1.40 "Research Plan" shall mean individually and collectively a Research Protein Plan, a Research Antibody Plan and a Research Drug Plan.
1.41 "Research Protein Plan" means a plan for research and development of a Merck Protein Product which summarizes scientific data, proposed research and development efforts and research and development milestones sufficient for SB or HGS to reasonably monitor applicable diligence obligations required herein. A representative sample of such plan forms Appendix D.
1.42 "Research Term" shall mean the term beginning on the Effective Date and ending June 30, 2001 plus extensions obtained pursuant to Section 7.
1.43 "SB" shall mean SmithKline Beecham Corporation and/or SmithKline Beecham plc and any present or future Affiliate to which any rights and/or obligations of either of them are assigned and/or delegated pursuant to this Agreement as provided herein.
1.44     "SB/HGS License  Agreement"  shall mean the license  agreement  entered into between SB and HGS effective as of 15 September 1994 as amended or superseded from time to time.
1.45 "SB Field" shall mean human and animal health care including Diagnostics and Vaccines but excluding the HGS Field.
1.46 "SB Patents" shall mean all patents and patent applications to the extent that they claim SB Technology, which are or become owned by SB or to which SB otherwise has, now or in the future, the right to grant licenses, or sublicenses. Included within the definition of SB Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all supplementary-like patent certificates. SB Patents shall include SB's interest in patents and patent applications to which SB is a joint owner pursuant to Paragraph 14.1.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

1.47     "SB Technology" [***]
1.48     "SP"  shall  mean  Schering  Plough  Corporation  and  its  Affiliates.
1.49     "Special  SB  Technology" [***]
1.50 "SPC" shall mean a right based upon a patent to exclude others from making, using or selling a Merck Product, such as a Supplementary Protection Certificate.
1.51 "Synthelabo" shall mean Synthelabo, located at 22, avenue Galilee, 92352 Le Plessis-Robinson Cedex France, Synthelabo Recherche and their present and future Affiliates to which any rights and/or obligations are assigned and/or delegated pursuant to a Collaboration Partner Agreement.
1.52 "Takeda" shall mean shall mean Takeda Chemical Industries, Ltd., and its AFFILIATES.
1.53 "Target" shall mean a Product which is a Gene, or expression product thereof (e.g., receptors, enzymes or ion channels) which could be used for screening or other drug discovery purpose to identify compounds or antibodies with a biochemical or pharmacological effect.

1.54 "Therapeutic Protein" shall mean a Product in the Merck Field which is a polypeptide derived from a Gene (excluding Antibody Product and Drug Products) which may be useful for the treatment or prevention of a disease or disorder in humans.
1.55 "Third Party" shall mean shall mean any party other than Merck, HGS, SB or their Affiliates.
1.56 "Vaccine" shall mean any substance which achieves a prophylactic or therapeutic effect by inducing an antigen-specific humoral and/or cellular immune system response but Vaccines shall not include a "Gene Therapy Vaccine".

2.       License Grants and Covenants
Research Term Grants
2.1. SB hereby grants to Merck a non-exclusive, non-sublicenseable world-wide license under SB Technology and SB Patents to perform and have performed research and development in the Merck Field during the Research Term.
2.2 HGS hereby grants to Merck a non-exclusive, non-sublicenseable world-wide license under HGS Technology and HGS Patents to perform and have performed research and development in the Merck Field during the Research Term.
2.3 SB and HGS hereby grant to Merck as the case may be a non-exclusive, non-sublicenseable world-wide license under SB Technology, SB Patents, HGS Technology, and HGS Patents to perform experiments during the Research Term in the HGS Field and SB Field in furtherance of research and development in the Merck Field.
   Post Research Term Grants to Merck
2.4 SB hereby grants to Merck a non-exclusive, non-sublicenseable world-wide license under SB Technology and SB Patents to perform and have performed research and development in the Merck Field after the Research Term
   (i) in accordance with Research Plans submitted by Merck prior to the end of the Research Term; and/or (ii) outside of a Research Plan only with respect to SB Technology and SB Patents which results from the sequencing of libraries provided by Merck to HGS pursuant to Paragraphs 6.3 and 6.5.
2.5     HGS  hereby  grants  to  Merck  a   non-exclusive,   non-sublicenseable
   world-wide license under HGS Technology and HGS Patents to perform and have performed research and development in the Merck Field after the Research Term
   (i) in accordance with Research Plans submitted by Merck prior to the end of the Research Term; and/or (ii) outside of a Research Plan only with respect to HGS Technology and HGS Patents which results from the sequencing of libraries provided by Merck to HGS pursuant to Paragraphs 6.3 and 6.5.
2.6 SB and HGS as the case may be hereby grant to Merck a non-exclusive, non-sublicenseable world-wide license under SB Technology, SB Patents, HGS Technology, and HGS Patents to perform experiments in the SB Field and HGS Field in furtherance of research and development in the Merck Field after the Research Term in accordance with Research Plans submitted by Merck prior to the end of the Research Term.
2.7 SB and HGS grant to Merck an irrevocable, royalty-free, non-exclusive, world-wide license under Licensed Technology and Licensed Patents to use Bioinformatics after the Research term.
   Merck Drug Product and Merck Antibody Product  Grants
2.8 SB and HGS as the case may be hereby grant to Merck a non-exclusive, world-wide license under SB Technology and SB Patents, HGS Technology and HGS Patents with respect to claims directed to Targets and the use thereof and also with respect to Blocking Claims, to make, have made, use, and sell Merck Drug Products (other than Merck Drug Products which are in vivo Diagnostics) and Merck Antibody Products in the Merck Field which result from Research Plans submitted by Merck prior to the end of the Research Term.
2.9 SB and HGS as the case may be hereby grant to Merck a non-exclusive, world-wide license under HGS Technology and HGS Patents, SB Technology and SB Patents to make, have made, use, and sell Merck Drug Products in the Merck Field which are in vivo Diagnostics which result from Research Plans submitted by Merck prior to the end of the Research Term.
   Merck  Protein Product Grants
2.10 (a) SB hereby grants to Merck an exclusive world-wide license under SB Technology and SB Patents to make, have made, use and sell Merck Protein
   Products in the Merck Field as to which Merck meets the requirements of Paragraph 8.4(A). (b) SB hereby grants to Merck an exclusive world-wide license under SB Technology and SB Patents to make, have made, use and sell Merck Protein Products in the Merck Field as to which Merck meets the requirements of Paragraph 8.4(B) only for use as a Vaccine.
2.11 (a) HGS hereby grants to Merck an exclusive world-wide license under HGS Technology and HGS Patents to make, have made, use and sell Merck Protein Products in the Merck Field as to which Merck meets the requirements of Paragraph 8.4(A). (b) HGS hereby grants to Merck an exclusive world-wide license under HGS Technology and HGS Patents to make, have made, use and sell Merck Protein Products in the

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

   Merck Field as to which Merck meets the requirements of Paragraph 8.4(B) only for use as a Vaccine.
2.12. Notwithstanding any exclusive rights granted to Merck with respect to a Therapeutic Protein, Merck acknowledges and agrees that SB, HGS and
   Collaboration Partners retain the right under Licensed Technology and Licensed Patents to use a Therapeutic Protein as to which Merck obtains rights under Section 8 for the purpose of discovering, researching, developing, marketing, using and selling a Drug Product or Antibody Product other than a Merck Drug Product or Merck Antibody Product.
  2.13. Notwithstanding any exclusive rights granted by Merck under Merck Patents to HGS, Collaboration Partner, and SB with respect to a Therapeutic Protein pursuant to Paragraph 2.18, HGS and SB acknowledge and agree that Merck retains the right under such Merck Patents to use such Therapeutic Protein as to which HGS, a Collaboration Partner and/or SB obtains rights under Section 8 for the purpose of discovering, researching, developing, marketing, using and selling a Merck Drug Product or Merck Antibody Product. In addition, to the extent Merck obtains rights to such Therapeutic Protein under Paragraph 8.4(B), Merck retains the right under Merck Patents to make, have made, use and sell such Therapeutic Protein only for use as a Vaccine.
2.14. HGS and SB respectively hereby grant to Merck under Paragraph 2.10(a) and 2.11(a) an exclusive, world-wide license (with the right to license) under Collaboration Partner Therapeutic Protein Patents to make, have made, use and sell Therapeutic Proteins as to which Merck has obtained rights under Paragraph 8.4(A).
   Merck Grants
2.15.    [***]
2.16. (a) Merck hereby grants a non-exclusive, royalty-free, non-sublicenseable license to HGS and SB (but with the right to license to Collaboration Partners) under Merck Patents and Merck Technology to use Targets developed by Merck during the Research Term and under

   Blocking Claims of Merck Patents for the purpose of researching, developing and commercializing products, provided that such license is licenseable hereunder only to Collaboration Partners who agree to grant HGS and SB similar licenses, which are licensed to Merck herein below; and (b) HGS and SB respectively hereby grant to Merck a non-exclusive, royalty-free, world-wide license (with the right to sublicense) under Blocking Claims of Collaboration Partner Patents, and under Collaboration Partner Patents to use Targets developed by a Collaboration Partner under a Collaboration Partner Agreement in each case for the purpose of researching, developing and commercializing products during the Research Term and after the Research Term for the purposes of researching, developing and commercializing Merck Antibody Products and Merck Drug Products encompassed by a Research Plan submitted during the Research Term.
2.17. Merck hereby grants to HGS and SB a non-exclusive, sublicenseable, world-wide, royalty bearing license under Merck Patents to make, have made, use and sell any and all products, that are in the HGS Field, or are Diagnostics (except in vivo Diagnostics which are Merck Drug Products). Such license shall include a reasonable royalty and other standard license terms to be negotiated in good faith.
2.18. Merck hereby grants to HGS and SB an exclusive, royalty-free, world-wide license (with the right to license) under Merck Patents to make, have made, use and sell Therapeutic Proteins as to which HGS or SB has obtained rights under Paragraph 8.4(A) and/or as to which a Collaboration Partner obtains rights under a similar section of a Collaboration Partner Agreement. In the event that Merck has obtained rights to such Therapeutic Protein for use as a Vaccine pursuant to Paragraph 8.4(B), then such license shall not include use of such Therapeutic Protein as a Vaccine.
   Sublicensing
2.19. Merck agrees not to grant to a Third Party any rights or license in or to a Merck Product except as follows and provided that SB's rights in such Merck Product under Paragraph 2.15 are always preserved: (i) Merck shall have the right to grant a license to a Third Party to a Merck Protein Product after Merck has established proof of efficacy for such Merck Product in Phase II clinical tests; and (ii) Merck shall the right at any time to grant licenses to a Third Party to a Merck Drug Product or Merck Antibody Product.
2.20. (a) The rights granted to Merck by HGS and SB under this Agreement and rights to Merck Technology and Merck Patents are licenseable and/or sublicenseable by Merck to a Third Party only with respect to a Merck

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

   Product and only pursuant to an agreement by which Merck grants a license to a Third Party as permitted under Paragraph 2.19 and (b) no rights shall be granted by Merck to a Third Party with respect to Licensed Technology, Licensed Patents, Targets received from a Collaboration Partner, Collaboration Partner Patents, Merck Patents, or Merck Technology without such Third Party agreeing to covenants which limit the use of the technologies and patent which covenants are essentially identical to those in this Agreement.
   Collaboration  Partners
2.21. Merck acknowledges that SB and/or HGS has already entered into an agreement concerning Licensed Technology and Licensed Patents with Takeda, Synthelabo and SP. HGS and SB collectively may in their sole discretion enter into an agreement similar to this Agreement with [***] additional
   Collaboration Partner or an agreement similar to this Agreement with a Collaboration Partner as a substitute for any of the above upon notifying Merck, however, no Collaboration Partner, except Merck, may be company whose headquarters and primary R&D facilities are [***].
2.22. After January 1, 1996, if HGS and/or SB grant to any Collaboration Partner a license or sublicense under Licensed Technology and Licensed Patents pursuant to a Collaboration Partner Agreement with terms which Merck judges to be more favorable on the whole than those set forth in this Agreement, then Merck has ninety (90) days following receipt of written notice from SB and/or HGS of the terms of such a Collaboration Agreement to accept such terms in writing and cause SB and/or HGS as the case may be to amend this Agreement such that all the terms and conditions of the more favorable Collaboration Partner Agreement are substituted for all the terms and conditions of this Agreement. If Merck declines to accept such terms and/or fails to respond to SB and HGS within such ninety (90) day period, Merck shall have waived its right under this Paragraph for such Collaboration Partner Agreement.
   Other
2.23. Merck agrees to use and/or grant rights in Licensed Technology, Targets received from Collaboration Partners under this Agreement and/or Merck Technology and/or Licensed Patents, Merck Patents and/or Collaboration Partner Patents only in the Merck Field and only as provided under this Agreement.
2.24. After the Research Term (including any extensions thereof), Merck shall not use Licensed Technology, Targets received from Collaboration Partners under this Agreement and/or Merck Technology except (i) for research and development of a Merck Product in the Merck Field pursuant to a

"The information below marked [****] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

   Research Plan submitted by Merck during the Research Term and/or (ii) to make, have made, use, and sell Merck Products in the Merck Field, which result from a Research Plan submitted by Merck during the Research Term and/or (iii) Bioinformatics licensed to Merck and/or (iv) as permitted by 2.4(ii) and 2.5(ii). An incidental and immaterial use of Licensed Technology and/or Merck Technology and/or use of Licensed Technology and/or Merck Technology to the extent available to the general public and to the extent not covered by a granted Licensed Patent and/or Merck Patent shall not be a breach of this Paragraph.
2.25. Each license and right granted pursuant to this Agreement is subject to all of the terms and conditions of this Agreement in addition to such terms and conditions as may be explicitly referenced in the provision granting such license or right.
2.26. Notwithstanding any other agreement between HGS and SB to the contrary, SB grants HGS the right to grant the licenses granted herein to Merck with respect to in vivo Diagnostics.
2.27. In the event that Merck has obtained rights to a Therapeutic Protein pursuant to Paragraph 8.4(B) and Merck desires to obtain a license to a Gene Therapy Vaccine based on the Gene encoding such Therapeutic Protein, Merck shall notify HGS and SB in writing of such desire. If HGS and/or SB have not previously granted rights to such Gene Therapy Vaccine to a Third Party and/or HGS and/or SB have not previously begun to develop a Gene Therapy Vaccine based on a Gene essentially the same as the Gene to which Merck is seeking a license, then HGS and/or SB as the case may be agree to negotiate an economically reasonable license for such Gene Therapy Vaccine with Merck.
2.28. In the event that Merck requires a license to an SB patent or a HGS patent to which Merck does not retain a license hereunder to make, have, made, use or sell a Merck Product, SB and HGS agree to consider granting Merck such a license but are under no obligation to do so.
3.       License Fee
3.1. In partial consideration of the rights to be granted Merck under the Agreement, Merck will pay a [***] US Dollar [***] license fee in five equal annual installments of [***] Dollars each, paid [***] to SB and [***] to HGS, the first payment of [***] being due within thirty (30) days of execution of the Agreement and each installment thereafter being due on the anniversary of the Effective Date.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

3.2 In the event that any payment due and payable under Paragraph 3.1 is not paid when due and payable and remains unpaid for a period of thirty (30) days after written notice by HGS and/or SB of such failure, or if this Agreement is terminated by HGS and/or SB as provided herein, then all amounts which are to be paid under Paragraph 3.1 which have not been paid shall become immediately due and payable at the end of such thirty (30) day period.
4.       Royalties:
4.1 (a) Merck shall pay to HGS the following royalties on Net Sales of each Merck Product sold by Merck or a Merck licensee (except SB) which royalty shall be calculated on an Merck Product by Merck Product basis, with the applicable royalty rate for each Merck Product in a calendar year being based on European sales for Europe and ROW sales for the ROW in the calendar year and this determined royalty rate being applied to all such European sales and ROW sales respectively of such Merck Product in such calendar year: and
         (b) Pursuant to an agreement between SB and Merck under Sections 11 and/or 12, SB shall pay to Merck the following royalties on Net Sales of each "broad market" Merck Product sold by SB or a SB licensee (except Merck) in [***] which royalty shall be calculated on an Merck Product by Merck Product basis, with the applicable royalty rate for each Merck Product in a calendar year being based on [***] sales in the calendar year and this determined royalty rate being applied to all such [***] sales by SB or an SB licensee of such Merck Product in such calendar year: and
         (c) For the purposes of Paragraph 4.1(a), Europe(an) shall mean all the countries of Europe and Russia but shall not include Turkey.

     In Europe


Annual European                 Merck Protein                   Merck Drug Product
net sales volume                Products                        and
(US$ million)                                                   Merck Antibody
                                                                Products
------------------------------  ------------------------------- -----------------------------------
[***]                            [***]                            [***]
------------------------------  ------------------------------- -----------------------------------
[***]                            [***]                            [***]
------------------------------  ------------------------------- -----------------------------------
[***]                            [***]                            [***]
------------------------------  ------------------------------- -----------------------------------
[***]                            [***]                            [***]
------------------------------  ------------------------------- -----------------------------------

                                       15

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."
     In the rest of the world other than Europe(ROW)


Annual ROW net                  Merck Protein                   Merck Drug Products
sales volume                    Products                        and Merck Antibody
(US$ million)                                                   Products
------------------------------  ------------------------------- ---------------------------------
[***]                            [***]                           [***]
------------------------------  ------------------------------- ---------------------------------
[***]                            [***]                           [***]
------------------------------  ------------------------------- ---------------------------------
[***]                            [***]                           [***]
------------------------------  ------------------------------- ---------------------------------
[***]                            [***]                           [***]
------------------------------  ------------------------------- ---------------------------------

         For the avoidance of doubt, if the annual Net Sales of a Merck Protein Product in Europe are between [***] and the annual Net Sales of the same Merck Protein Product in the rest of the world are between [***] , then royalties due under this Paragraph 4.1 shall be [***] on all Net Sales of such Merck Protein Product in Europe and [***] on all Net Sales of such Merck Product in the rest of the world.

4.2. (a) In the event that royalties paid to a Third Party on Net Sales of a Merck Product are a significant factor in the return realized by Merck such as to diminish Merck's capability to respond to competitive pressures in the market, HGS and Merck shall discuss, at the request of Merck, a reasonable reduction in the royalties payable under this Agreement on Net Sales of such Merck Product for so long as the market condition persists and such request and royalty reduction shall not be unreasonably denied. Factors to be considered in agreeing on the royalty reduction shall include but not be limited to the profit margin on such Merck Product and on analogous products, prices of competitive products, total prior sales of the Merck Product and expenditures in development of such Merck Product; and (b) in the event that royalties paid to a Third Party on Net Sales of a Merck Product are a significant factor in the return realized by SB such as to diminish SB's capability to respond to competitive pressures in the market, SB and Merck shall discuss, at the request of SB, a reasonable reduction in the royalties payable under this Agreement on Net Sales of such Merck Product for so long as the market condition persists and such request

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


   and such royalty reduction shall not be unreasonably denied. Factors to be considered in agreeing on the royalty reduction shall include but not be limited to the profit margin on such Merck Product and on analogous products, prices of competitive products, total prior sales of the Merck Product and expenditures in development of such Merck Product.
4.3. No royalties shall be due for Merck Products Discovered under a Research Plan submitted during the Research Term and which are Discovered after the later of [***] after the end of the Initial Research Term or [***] years after the end of the Research Term.
4.4. Except as provided in Paragraph 4.3, royalty obligations under this Agreement shall terminate on a country-by-country and Merck Product-by-Merck Product basis on the later of (i) ten (10) years after the first country-wide launch of such Merck Product in each country or (ii) expiration of the last to expire Licensed Patent or Merck Patent or Collaboration Partner Patent which covers the making, using or selling of each product in each country.
4.5. In exceptional cases where the development of a Merck Product is terminated for the initial indication for which it was being pursued, but such Merck Product is later found to have efficacy in an unexpected indication which cannot be traced to the mechanism of action for which it was originally selected a lower royalty rate of [***] may apply and SB shall not have an option to a [***] to such product pursuant to Paragraph 2.15. As a specific hypothetical example where no royalties would apply, if praziquantel had been discovered first for a central nervous system indication using Licensed Technology under the Agreement, its later discovery for an unrelated indication as an anti- helminthic (after termination of development on the first indication) would result in a product that is not a Merck Product and not subject to the terms and conditions of the Agreement such as royalties . Merck acknowledges that any such reduction in royalty under this Section is subject to the approval of HGS, which shall not be unreasonably withheld.

5.       Milestone Payments/Payments

5.1. Merck shall pay [***] to SB and [***] to HGS upon the successful completion by Merck or a Third Party authorized by Merck of Phase I for each Merck Protein Products.

5.2.    Merck  shall  pay [***] to SB and [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


   to HGS upon the successful completion by Merck or a Third Party authorized by Merck of Phase I for each Merck Drug Products.
5.3. Merck shall pay [***] to SB and [***] to HGS upon the first submission for regulatory approval in a Major Country by Merck or a Third Party authorized by Merck of each Merck Product.
5.4. Merck will pay [***] to SB and [***] to HGS upon first regulatory approval for commercial marketing in a Major Country for each Merck Products to be so approved.
5.5. The milestone payments provided in this Section shall only be made once for each Merck Product and shall not be made in the case of improvements or modifications such as but not limited to changed forms, formats, salts, formulations, indications, processes or protocols of a Merck Product for which the payments were previously made.
5.6. No milestones shall be due for Merck Products Discovered under a Research Plan submitted during the Research Term and which are Discovered under such Research Plan after the later of [***] after the end of the Initial Research Term or [***] after the end of the Research Term.
5.7. In addition to any other payments made under this Agreement, Merck shall reimburse SB for SB's out of pocket expenses (at its cost) incurred in the initial transfer of Licensed Technology required to be transferred under the Agreement (for example including travel and establishment of electronic communications links between SB and Merck) as may be agreed upon prior to the transfer of such Licensed Technology. SB shall invoice Merck no more frequently than monthly for such expenses, and Merck shall reimburse SB for such expenses within thirty (30) days of Merck's receipt of each such invoice. In no event shall the total of such expenses under this Paragraph
   5.7 exceed [***]

6.       Research Payments
6.1 Merck shall pay to HGS a total of [***] payable as follows: (1) [***] within thirty (30) days after the Effective Date; and (2) [***] on each of the first through fourth anniversaries of the Effective Date.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

6.2      In the event that any payment due and payable under  Paragraphs 6.1 and
   6.4 are not paid when due and payable and remains unpaid for a period of thirty (30) days after written notice by HGS to Merck of such failure, or if this Agreement is terminated by HGS, then all amounts which are to be paid under Paragraphs 6.1 and 6.4 which have not been paid shall become immediately due and payable at the end of such thirty (30) day period.
6.3 During the Research Term and at no additional cost to SB and Merck, Merck shall have the right to prioritize the sequencing by HGS of [***] expressed sequence tags per year. HGS shall use diligent efforts to complete such prioritized sequencing (including sequencing from cDNA libraries supplied by Merck) as mutually agreed by HGS and Merck, subject to timely receipt by HGS of a) directions regarding prioritization and/or b) cDNA libraries suitable for such sequencing from Merck. Disputes under this Paragraph shall be resolved by senior management of HGS and Merck. On Merck's request, HGS shall inform Merck about the respective sequencing schedule including the number of libraries awaiting sequencing and the projected time required for sequencing. All such sequences and clones containing them shall be owned by HGS and are HGS Technology.

 6.4 During the Initial Research Term, Merck shall pay to HGS [***] per year to support HGS research in addition to the support in Paragraph 6.1.

          (a) At Merck's request, HGS shall attempt to undertake the following tasks:

          (i.) HGS shall attempt expression of Targets (including but not restricted to enzymes) for which Merck has cloned the full length gene. Expression will be attempted in up to two (2) expression systems chosen by Merck from E. coli, Baculovirus and/or CHO. Following initial testing of the systems HGS will attempt to express milligram quantities ( to be determined as mutually agreed by the parties) in one (1) expression system chosen by Merck and will provide N and C terminal analysis of each protein. Each project in this category requested by Merck will be charged against the [***] research support payment at a rate of [***] dollars per project undertaken or HGS's fully allocated cost plus 10%, whichever is greater.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


          (ii.) HGS shall attempt to prepare stable mammalian cell lines or Baculovirus expression vectors that contain Targets (including but not restricted to ion channels and receptors) for which Merck has obtained the full length cDNA. HGS will screen individual clones and select high level expressors. HGS will make a best faith effort to obtain significant levels of protein expression. If protein can not be detected HGS will document that cloning was successful by demonstrating RNA expression for the gene in question. For each project HGS will attempt expression in the Baculovirus system and CHO cell system. Each project in this category requested by Merck will be charged against the [***] US Dollar research support payment at a rate of [***] US dollars per project undertaken or HGS's fully allocated cost plus 10%, whichever is greater.

         (b)At Merck's request, HGS, to the extent it has the rights to do so, shall provide Merck with expression vectors used by HGS in the context of (i) and (ii) herein above for research purposes as permitted under this Agreement. In the event that HGS is unable to perform the work contemplated by (i) and (ii) above, without using expression vectors as to which HGS does not have the right to transfer rights to Merck, HGS shall notify Merck of such fact. In such event, HGS shall only be obligated to perform the work contemplated by (i) and (ii).above if Merck consents to the use of such expression vectors.

         (c) If, in any year, Merck does not request HGS to undertake projects which exhaust the [***] US Dollar research support payment, no credit will be carried over to subsequent years with the exception of the first year.

         (d) In the event that HGS fully allocated cost plus 10% for any project undertaken by HGS according to (a)(i) or (a)(ii) above, is projected to exceed 150% of the dollar amount specified as a credit against the research support payment, HGS shall so inform Merck and Merck shall have the obligation to either (i) authorize continuation of the project to a mutually agreed upon higher cost, or (ii) terminate the project. In the case of such termination Merck will be charged against the [***] US Dollars research support payment at a rate of HGS fully allocated cost actually expended plus 10%, up to, but not to exceed 150% of the dollar amount specified as such credit in (a)(i) or (a)(ii)above.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


         (e) In any year, after the [***] US Dollar research support payment is exhausted, Merck may request additional research services from HGS at HGS's fully allocated cost plus 10% where HGS and Merck mutually agree.
6.5. Merck may request additional research services from HGS at HGS's fully allocated cost where HGS and Merck mutually agree. For sequencing of Merck libraries under this Paragraph, HGS will not disclose sequences sequenced from such libraries to Collaboration Partners or SB until twelve (12) months after delivery of such sequences to Merck.
6.6. HGS shall have the right to delay for a period of (12) months disclosure to Merck of HGS Technology resulting from work performed by HGS for a Collaboration Partner or SB pursuant to a provision of a Collaboration Partner Agreement or the Collaboration Agreement similar to Paragraph 6.5 of this Agreement.
6.7.     Any sequences and clones  containing such sequences  arising under this
   Section 6 shall be owned by HGS and are HGS Technology.

7.       Extensions of the Initial Research Term

7.1. The Initial Research Term may be extended annually at Merck's option for up to five (5) additional years by written notice to HGS by Merck at least sixty (60) days prior to the end of the Initial Research Term or at least sixty (60) days prior to the end of any one year extension thereof, which written notice shall include an agreement to pay to HGS of [***] per each additional year payable within thirty (30) days of such notice.

8.       Research
8.1. Research Drug Plans and Research Antibody Plans may be submitted only during the Research Term.
8.2.     Research Protein Plans may be submitted only during the Research Term.

8.3. During the Initial Research Term, Merck agrees that Merck will not screen or conduct dedicated rational drug design with respect to a Target which is Licensed Technology or Merck Technology or Merck Drug Product or with respect to a Merck Antibody Product without first submitting to HGS and SB a Research Drug Plan, or Research Antibody Plan, respectively.

protein products

8.4 (A) Merck, SB, and HGS shall obtain exclusive rights to Therapeutic Proteins provided:

         (a) as among Merck, SB, HGS and Collaboration Partners, such entity is the first to submit a dossier as permitted under this Agreement or a Collaboration Partner Agreement to SB and HGS prior to the end of the Research Term which,

         (1) demonstrates evidence of in vivo activity for any such Therapeutic Protein. Such evidence of in vivo biological activity must be statistically different (p less than 0.05) from control for at least one data point, and must be demonstrated in an experiment using at least three (3) dosages of the test substance in which at least a trend of dose related activity is demonstrated., or,

         (2) in the case of a Therapeutic Protein (a) in which in vivo activity cannot be demonstrated after bona fide attempts to do so in at least two sub-primate species, or (b) it is demonstrated by documented evidence (from scientific literature or in-house studies) that the relevant effector system does not exist in sub-primates, or (c) it is demonstrated by documented evidence (from scientific literature or in-house studies) that there is an absence of reactivity with relevant targets in subprimates, demonstrates evidence of in vitro biological activity in at least one relevant cellular based assay for such Therapeutic Protein. Such evidence of in vitro biological activity must be statistically different (p less than 0.05) from control for at least one data point, and must be demonstrated in an experiment using at least three concentrations of the test substance in which at least a trend of dose related activity is demonstrated. The preparation used to demonstrate biological activity (in vivo or in vitro) shall be;
         (x) a purified preparation in which at least 75% (w/w) of the protein component of the preparation is the Therapeutic Protein; or
         (y) a purified preparation in which the relative concentration and/or specific activity of the Therapeutic Protein has been increased at least 1000 fold as compared to an unpurified preparation.
         In no case shall the concentration of the Therapeutic Protein be less that one (1) microgram/ml in the purified preparation of (x) or (y). Such purified preparation shall be shown to have a biological activity which is not attributable to endotoxin contamination; and
         (b) Merck, HGS, the Collaboration Partners or SB as the case may be submits with the dossier a Research Protein Plan therefor; and
         (c) such rights have not been previously granted to such Therapeutic Protein under Paragraph 8.13.

         (B) During the Initial Research Term, Merck shall obtain exclusive rights to a Therapeutic Protein for use only as a Vaccine provided:
          (a) Merck submits a dossier for such Therapeutic Protein prior to the end of the Initial Research Term which,
               (1) demonstrates evidence of specific in vitro or in vivo reactivity with either a humoral and/or cellular component of the human immune system. Such immunologic reactivity must be statistically significant in a controlled experiment, and,
               (2) demonstrates evidence that the preparation used to demonstrate the reactivity of (1) above is a preparation (exclusive of adjuvants) in which at least 75% (w/w) of the protein component of the preparation is the Therapeutic Protein; and,
         (b) Merck  submits with the dossier a Research  Protein Plan  therefor;
   and
         (c) rights have not been previously granted to such Therapeutic Protein under Paragraph 8.13 or to HGS, SB or to a Collaboration Partner under a provision similar to Paragraph 8.4(A) in the Collaboration Agreement or a Collaboration Partner Agreement.
8.5. HGS and SB shall notify Merck in writing within ten (10) working days of receipt as to whether or not any dossier received from Merck meets the requirements of Paragraph 8.4. If it does meet such requirements, such notice shall indicate that rights pursuant to Paragraph 8.4 to the Therapeutic Protein which is the subject of such dossier have been granted to Merck. HGS and/or SB shall also notify Merck in writing within ten (10) working days of exclusive rights to a Therapeutic Protein being granted to HGS, SB and a Collaboration Partner and such notification shall only include the identity of the Therapeutic Protein so claimed and not the identity of the obtaining party. If within such ten (10) working days of Merck submitting a dossier, Merck has not been so notified in writing, exclusive rights to such Therapeutic Protein shall be granted to Merck for such Therapeutic Protein.
8.6. (a) Any written notification pursuant to Paragraph 8.5 that rights to a Therapeutic Protein have been granted to a party to this Agreement or a Collaboration Partner is final and binding on the parties. (b) Neither SB nor HGS shall have any liability to Merck with respect to a decision that SB, HGS or a Collaboration Partner has obtained rights to a Therapeutic Protein under this Agreement or a Collaboration Partner Agreement or that Merck does not have rights to a Therapeutic Protein

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

unless there has been gross negligence or willful misconduct by HGS or SB, as the case may be.
8.7.     Following the receipt of any written notification pursuant to Paragraph
   8.5 that a dossier submitted by Merck does not meet the requirements of Paragraph 8.4, the parties shall meet within ten (10) days to discuss such notification. If the parties are unable to agree that such dossier does not meet the requirements of Paragraph 8.4, the parties shall submit such dossier to a neutral expert agreed to by the parties to determine whether or not such dossier meets the requirements of Paragraph 8.4, and if the parties cannot agree to such an expert, the dossier shall be submitted to arbitration pursuant to Paragraph 29.2. Until such dispute is resolved with respect to a Therapeutic Protein for which HGS, SB or a Collaboration Partner is the first to submit a dossier, no rights shall be obtained to such Therapeutic Protein until such dispute is resolved.
8.8. HGS and/or SB shall keep dated records of all dossier submissions under this Section.
8.9. During the Initial Research Term, HGS and SB shall not use the information in a dossier submitted by Merck pursuant to Paragraph 8.4 to support a dossier under Paragraph 8.4 submitted by HGS or SB directed to the same Therapeutic Protein in such Merck dossier nor shall HGS or SB use such information to initiate research and development of a Gene Therapy Vaccine.
8.10. Except as provided in Paragraph 8.5, HGS and SB shall not disclose the contents of a dossier to Collaboration Partners.
8.11. Merck may obtain rights under Paragraph 8.4(A) to [***] in a twelve-month period if at least [***] of such Therapeutic Proteins shall have been a class 5 cDNA sequence (i.e. designated an unknown in the database) prior to Merck submitting a dossier under Paragraph 8.4. The limitations of this Paragraph 8.11 do not apply to rights obtained by Merck under Paragraph 8.4(B).
 8.12. Notwithstanding the previous Paragraph, Merck may obtain rights pursuant to Paragraph 8.4(A) to a maximum of [***] such Therapeutic Proteins during the five (5) years of the Initial Research Term and [***] Therapeutic Protein per year during any extension of the Initial Research Term. The limitations of this Paragraph 8.12 do not apply to rights obtained by Merck under Paragraph 8.4(B).
8.13. Merck acknowledges and agrees that rights pursuant to Paragraph 8.4 are not available to Merck with respect to the following Therapeutic Proteins:

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


Name                                             HGS Sequence ID

[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]
[***]                                                 [***]

   Merck acknowledges that within ninety (90) days of execution of a Collaboration Partner Agreement with SP, SP shall have the right to obtain exclusive rights to [***] Therapeutic Proteins without meeting the requirements of Paragraph 8.4(A).

8.14. It is understood that the sequence ID number associated with a Therapeutic Protein under Paragraph 8.13 and/or claimed in a dossier and to which rights are granted pursuant to Paragraph 8.4 is for identification purposes only and that all clones, sequences and polypeptides associated with the Therapeutic Protein as well as muteins and fragments thereof are included in the rights granted herein.

9.     Product Development
9.1. Merck shall use diligent efforts consistent with Merck resources and expertise to develop, market, promote and sell royalty bearing Merck Protein Products subject to Merck's right to terminate such efforts and surrender all rights in and to such protein.
9.2. After the Research Term, Merck shall use diligent efforts consistent with Merck resources and expertise to screen for Merck Drug Products and Merck Antibody Products which are the subject of a Research Drug Plan or Research Antibody Plan respectively submitted by Merck during the Research Term.
9.3. Merck shall keep HGS and SB informed of progress of its efforts to develop and commercialize Merck Products by submission of a semi-annual progress report describing progress made against the Research Plan.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

10       Alliance Committee
10.1. SB and Merck will form an SB/Merck Alliance Committee for the period of the Initial Research Term. The major activities of the Alliance Committee shall be to:

          (1) Coordinate start-up activities,
          (2) define mechanisms for the ongoing transfer of Licensed Technology and address problems when/if necessary.
          (3) Arrange Bioinformatics planning and training and address any issues with the start-up and ongoing performance of the Bioinformatics systems.
          (4) Determine mechanisms for the ongoing exchange of biological data on genes in Licensed Technology
          (5) Identify areas for optional SB/Merck collaborative scientific working groups and, if agreed, arrange for formation of such groups.
10.2. The Alliance Committee may perform such other duties as the parties may from time to time agree in writing.
10.3. The Alliance Committee shall meet at the reasonable request of SB and/or Merck at times and places mutually agreed upon.
10.4. All Alliance Committee decisions shall be decided by a majority vote of all members, including the chairs. To constitute a quorum, at least four (4) members must be present, two (2) of who were appointed by SB and two (2) of whom were appointed by Merck. To constitute a valid decision of the Alliance Committee, the majority vote must always include at least one (1) concurring vote from a member appointed by SB and at least one (1) concurring vote from a member appointed by Merck. Tie votes shall be resolved by senior management of each of SB and Merck. If there is no resolution by such senior management within ten (10) working days, either party can request arbitration of the dispute under Section 29.2.
10.5. The Alliance Committee will work with HGS on the prioritization of libraries for sequencing and sequencing capacity and shall endeavor to organize a prioritization committee comprising the parties to this Agreement as well as the Collaboration Partners.

11.      [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

[***]

11.1     [***]
11.2     [***]
11.3     [***]
11.4     [***]
11.5     [***]
11.6     [***]
11.7     [***]
11.8     [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

[***]



12.      The Management Committee
12.1     The  Management   Committee  shall  be  formed  and/or  meet  upon  the
   reasonable request of either SB or Merck.
12.2. Consistent with Sections 2 and 11, the Management Committee shall within ninety (90) days of [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."

12.3. In the event the Management Committee decides that the parties shall enter into a co-marketing agreement, such agreement shall incorporate the following principal terms: [***]
12.4.    [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


12.5. All Management Committee decisions shall be decided by a majority vote of all members, including the chair. To constitute a quorum, at least four
   (4) members must be present, two (2) of whom were appointed by SB and two (2) of whom were appointed by Merck. To constitute a valid decision of the Management Committee, the majority vote must always include at least one (1) concurring vote from a member appointed by SB and at least one (1) concurring vote from a member appointed by Merck. Unless otherwise provided by this Agreement, tie votes shall be resolved by senior management of each of SB and Merck, and tie votes which cannot be resolved by such senior management shall be resolved by binding arbitration pursuant to Paragraph 29.2.

 12.6 In the event the Management Committee shall fail to reach determination on the mechanism for [***] then each party may elect to [***] rights under this Paragraph 12.6 shall expire on a country-by-country basis [***] upon the later of (A) the tenth anniversary of the launch of such product in a country [***]; or (B) the expiration of the last to expire of the patents covering such Merck Product [***].

13. EXCHANGE OF INFORMATION AND CONFIDENTIALITY

13.1. Except as provided in Paragraph 13.2 and promptly after the parties agree to security matters pursuant to Paragraph 13.10, during the Initial Research Term, SB and HGS shall promptly disclose to Merck all Licensed Technology. Unless otherwise directed by Merck, HGS shall make such disclosures to Merck through SB.
13.2. HGS and SB shall not be required to transfer second walks and full lengths sequences not requested by Merck and biological information in each case with respect to Therapeutic Proteins to Merck until HGS, Collaboration Partners or SB obtains rights thereto pursuant to Section 8. For HGS Technology which are clones, HGS shall transfer clones to Merck and/or SB for Merck on a case by case basis as reasonably requested by Merck or SB on behalf of Merck and as available to HGS.
13.3. During the Initial Research Term, Merck shall disclose to SB but not HGS all Merck Technology which is (a) Bioinformatics which is Merck Technology developed by or for Merck during the Initial Research Term and directly relevant to Licensed Technology as long as Merck has free rights of disposal over such technology (pursuant to the terms and conditions of this Agreement) and rights of Third Parties are not violated; and (b) information on biological function of potential drug Targets which are Licensed Technology developed by or for Merck during the Initial Research Term; and
   (c) all Merck Technology which is biological information on Therapeutic Proteins which are Licensed Technology for use as Targets developed by or for Merck during the Initial Research Term after such Therapeutic Protein has been claimed by Merck pursuant to Section 8.
13.4. HGS, SB and Merck agree not to disclose and/or provide to a Third Party information and/or materials received from another party and to use the information and materials received from the other party only as licensed hereunder.
13.5. Merck agrees to freely share with SB and Collaboration Partners, except for SP, (a) information on biological function of Targets which are Products developed by or for Merck during the Initial Research Term; and (b) all Merck Technology which is biological information on Therapeutic Proteins for use as Targets developed by or for Merck during the Initial Research Term but only after Merck has obtained rights to such Therapeutic Protein pursuant to Paragraph 8.4; provided that Merck shall not be required to disclose such information to SB and such Collaboration Partners unless (x) such Collaboration Partners agree to conditions of confidentiality and non-use with respect to such information comparable to those set forth in this
   Section 13 as if such information were licensed technology under its Collaboration Partner Agreement;

   and (y) such Collaboration Partners agree to freely disclose to Merck directly or through SB their information comparable to the information in (a) and (b) herein.
13.6. The obligations of Paragraph 13.4 shall not apply to information and materials which (i) were known to the receiving party or generally known to the public prior to its disclosure hereunder; or (ii) subsequently becomes known to the public by some means other than a breach of this Agreement;
   (iii) is subsequently disclosed to the receiving party by a Third Party having a lawful right to make such disclosure; (iv) is required by law to be disclosed; (v) is approved for release by the parties; or (vi) is disclosed as required to meet the parties obligations under Section 15.
13.7. For the avoidance of doubt, nothing in this Agreement shall be construed as preventing or in any way inhibiting any party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of products in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from a party or Third Parties. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
13.8. Merck shall not submit for written or oral publication any manuscript, abstract or the like which includes Merck Technology which is directed to Targets and/or is a Therapeutic Protein prior to the earlier of (1) eighteen
   (18) months after Merck files a Merck Patent which claims such Target or Therapeutic Protein or (2) with respect to a Therapeutic Protein, the date on which Merck obtains rights to such Therapeutic Protein pursuant to Paragraph 8.4, or (3) publication in a printed publication other than through a breach of this Paragraph of such Target or Therapeutic Protein and/or related information to be submitted in such written or oral publication.
13.9 No public announcement concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without prior written notice to the other parties and, except as may be legally required, or as may be required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other parties and agreement upon the nature and text of such announcement. The party desiring to make any such public announcement shall inform the other parties of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other parties with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Approvals under this Paragraph will not be unreasonably withheld. This Paragraph shall not apply to any information in a public announcement which is information essentially identical to that contained in a previous public announcement agreed to pursuant to this Paragraph.
13.10. Merck agrees to maintain computer and computer network security measures as agreed to and approved by SB, HGS and Merck.
13.11. contract research with a Third Party Commercial Entity: Notwithstanding the confidentiality provisions of this Section 13, Merck may contract with a Third Party to conduct the research with respect to Licensed Technology or Merck Technology which Merck has a right to conduct under this Agreement, provided such contract provides that all rights in inventions and discoveries made in the course of or as a result of such research shall be owned by or exclusively licensed to Merck with Merck having the same obligations thereto as Merck has with respect to Merck Technology under this Agreement and HGS and SB having the same rights to any such invention and/or discovery as SB and HGS has to Merck Technology under this Agreement, and provided further that such contract is otherwise consistent with the terms and provisions of this Agreement including without limitation Section 14 of this Agreement.
13.12. collaborations with not-for-profit entities Merck may disclose and/or provide Licensed Technology received from HGS and/or SB to a Third Party not-for-profit collaborator provided Merck enters into an agreement with such Third Party which is substantially in the form of the Material Transfer Agreement in Appendix B.

14.      PATENT PROSECUTION

14.1. Each party shall have and retain sole and exclusive title to all inventions, discoveries, designs, works of authorship and other know-how which are made, conceived, reduced to practice or generated only by its employees, agents, or other persons acting under its authority (including Merck contract researchers and/or investigators). Each party shall own an equal undivided interest in all such inventions, discoveries, designs, works of authorship and other know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of a party ("joint invention"); provided, however, that where a party elects to file a joint invention and the other party(ies) of the joint invention does not, the party filing on the joint invention shall have and retain sole and exclusive title to such joint invention. To the extent that joint owners decide to file a patent application on a joint invention, the initial filing shall be in the United States and HGS or SB, as the case may be, shall be responsible for the preparation and filing thereof. Each party's interest in a "joint invention" to the extent that it is Licensed Technology and/or Merck Technology (whether jointly owned or solely owned) shall be subject to the terms and conditions of this Agreement; otherwise any owner shall be free to dispose of its interest therein without the consent of or accounting to any other owner.
   With respect to joint inventions as to which Merck retains a license hereunder, HGS and/or SB, as the case may be, shall keep Merck promptly informed with respect to the filing and major prosecution aspects thereof. In the event that Merck desires that HGS and/or SB obtain and maintain patent protection in any country with respect to a joint invention, HGS and SB shall do so at the cost and expense of Merck.
14.2 HGS and/or SB shall have the right within its sole discretion to prepare, file, prosecute and maintain its Licensed Patents. With respect to Licensed Patents as to which Merck retains a license hereunder, subject to Paragraph 14.10, HGS and SB shall use reasonable efforts to keep Merck promptly informed with respect to the filing and major prosecution aspects thereof. In the event that Merck desires that HGS and/or SB obtain and maintain patent protection in any country with respect to Licensed Technology of SB and/or HGS as the case may be (other than a patent application directed to Expressed Sequence Tags), as to which Merck retains a license hereunder, HGS and/or SB shall do so at the cost and expense of Merck. For the avoidance of doubt, the filing of foreign applications and selection of countries where such applications will be filed under this Paragraph 14.2 shall be communicated to Merck in advance of any such foreign filing.
14.3. Merck shall have the right within its sole discretion to prepare, file, prosecute and maintain Merck Patents. With respect to Merck Patents as to which HGS and/or SB retains a license hereunder, subject to Paragraph 14.11, Merck shall keep HGS and SB informed with respect to the filing and prosecution thereof. In the event that HGS and/or SB desires that Merck obtain and maintain patent protection in any country with respect to Merck Technology as to which HGS and/or SB retains a license hereunder, Merck shall do so at the cost and expense of HGS and/or SB as the case may be. With regard to any work initiated by Merck under this Paragraph, Merck shall be responsible for selecting, employing and directing counsel and paying all attorney's fees, costs and expenses incurred in the conduct of such work, provided that HGS and SB must consent to the selection and continuing participation of all patent counsel, which consent may not be unreasonably withheld.
14.4. Each party, on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against the other party, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way, except as a result of gross negligence, recklessness, or willful misconduct, in performance of patent activities under this Section.
14.5. In the event of the institution of any suit by a Third Party against Merck, SB or their licensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Merck Product, the party sued shall promptly notify the other party to this Agreement in writing. As between the parties to this Agreement, the party sued shall be solely responsible for the cost and expense of such action and any liability which results therefrom.
14.6.    In the  event  that  Merck,  HGS  or SB  becomes  aware  of  actual  or threatened infringement of a Licensed Patent or a Merck Patent, that party shall promptly notify the other parties in writing. The owner of the patent in question shall have the first right but not the obligation to bring, at its own expense, an infringement action against any Third Party and to use the other party's name in connection therewith. If the owner or the exclusive licensee of the patent does not commence a particular infringement action within thirty (30) days, the other parties, after notifying the owner in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent rights of another party. In any event, Merck, HGS and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.
14.7. Merck, HGS and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount over such expenses shall be shared among, HGS, SB and Merck in an amount proportional to their respective losses .
14.8. The parties shall keep one another informed of the status of and of their respective activities regarding any such litigation or settlement thereof.
14.9. The owner of a Licensed Patent or a Merck Patent shall have the first right to seek extensions of the terms of the patent, to seek to obtain SPCs and to appear and contest the grant of a compulsory license to any Third
   Party before an appropriate administrative or judicial entity. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent for such purpose.
14.10. The obligations of Paragraph 14.2 shall only apply to Licensed Patents which claim Licensed Technology which HGS and/or SB is required to disclose to Merck Pursuant to this Agreement.
14.11. The obligations of Paragraph 14.3 shall only apply to Merck Patents which claim Merck Technology which Merck is required to disclose to HGS and/or SB pursuant to this Agreement.
14.12. For joint inventions, the parties having inventors to such joint inventions will cooperate in the filing of such invention. If the parties to the joint invention mutually agree to file such joint invention, the parties shall share equally in the expense. If such a party does not wish to file such joint invention, the filing party or parties shall bear all the costs of such filing in accordance with Paragraph 14.2 or 14.3 as the case may be.
14.13. (a) All rights and licenses granted under or pursuant to this Agreement by a one party to another, for all purposes of Section 365(n) of Title 11 of the U.S. code ("Title 11"), are licenses of rights to intellectual property as defined in Title 11. The licensing party agrees during the term of this Agreement to maintain and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against the licensing party. If a case is commenced by or against the licensing party under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as the party who is a licensee may elect in a written request, immediately upon such request (A) (i) perform all of the obligations provided in this Agreement to be performed by the licensing party, or (ii) provide to the party who is a licensee all such intellectual property (including all embodiments thereof) held by the licensing party and such successors and assigns as of the commencement of a case under Title 11 by or against the licensing party and from time to time thereafter, and (B) not interfere with the rights of the licensing party as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof, including any right of the licensing party to obtain such intellectual property (or such embodiment) from any other entity.
14.14. If a Title 11 case is commenced by or against the licensing party, this Agreement is rejected as provided in Title 11 and the licensing party elects to retain its rights hereunder as provided in Title 11, then the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to the party who is a licensee all such intellectual property (including all embodiments thereof) held by the licensing party and such successors and assigns immediately upon the party who is a licensee's written request therefor. Whenever the licensing party or any of its successors or assigns provides to the other party who is a licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Paragraph 14.14, the licensing party shall have the right to perform the obligations of the licensing party hereunder with respect to such intellectual property, but neither such provision nor such performance by the party who is a licensee shall release the licensing party from any such obligation or liability for failing to perform it; provided, however, that in such event the party who is a licensee shall not be entitled to compel specific performance by the licensing party under this Agreement except to the extent of enforcing the exclusivity of the license granted hereunder.
14.15. All rights, powers, remedies, obligations and conditions of Merck provided herein are in addition to and not in substitution for any and all other rights, powers, remedies, obligations and conditions of the licensing party or the party who is a licensee now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the licensing party. The party who is a licensee, in addition to the rights, power and remedies expressly provided herein, shall be subject to all obligations and conditions, and shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may nor or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing rights and obligations of the party who is a licensee to apply to the maximum extent permitted by law, including without limitation for purposes of Tittle 11, (I) the right of access to any intellectual property (including all embodiments thereof) of the licensing party, or any third party with whom the licensing party contracts to perform an obligation of the licensing party under this Agreement, and, in the case of the third party, which is necessary for the development, registration and manufacture of Merck Product, and (ii) the right to contract directly with any third party described in clause (i) in this sentence to complete the contracted work.
14.16. In connection with patent filing, prosecution, and maintenance activities authorized by this Section 14, Merck, HGS and SB shall cooperate fully in providing each other with all documents, data, powers of attorney or affidavits needed to comply with applicable laws, rules and regulations that are or shall be in effect in any country.

15.  TRADEMARKS  AND  NON-PROPRIETARY  NAMES
15.1. Merck, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Merck Products which it has the right to sell, market, promote and/or co-market pursuant to this Agreement, in such countries and/or territories where it has such rights, and shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to SB to use such trademarks for any purpose other than co-promotion and/or co- marketing as provided in this Agreement.
15.2. Merck, at its expense, shall be responsible for the selection and registration of non-proprietary names for Merck Product.

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


15.3. Responsibility for the selection, registration and maintenance of trademarks employed in connection a Merck Product in [***] in which SB and Merck have [***] rights with respect to such product shall be determined by the [***] agreement between the parties with respect to such product.

15.4. Where SB is [***] a Merck Product in [***], SB shall have the right to select, register and maintain trademarks it employs in connection with such Merck Product provided Merck agrees to such selection which agreement will not be unreasonably withheld. Upon the expiration of SB's rights to [***] such product, such trademark shall be owned by Merck.

16.      STATEMENTS AND REMITTANCES

16.1. SB and Merck as the case may be, shall keep and require its licensees to keep complete and accurate records of all sales of Merck Product under the licenses granted herein. Each party including HGS shall have the right, at its expense, through a certified public accountant or like persons reasonably acceptable to the other party, to examine such records during regular business hours during the life of this Agreement and for four (4) months after its termination; provided, however, that such examination shall not take place more often than once a year provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. Neither party shall be required to maintain such records for more than two (2) years after the generation of such record.
16.2. Within sixty (60) days after the close of each calendar quarter, Merck shall deliver to HGS and SB shall deliver to Merck a true accounting of Merck Product sold under authority of this Agreement by it and its licensees and distributors during such calendar quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and product-by- product basis.
16.3. Any tax paid or required to be withheld on account of the licensing party based on license fee, milestone payments, royalties and any other payments payable under this Agreement shall be deducted from the amount of payment otherwise due. Each party shall secure and send to the other proof of any such taxes withheld and paid.
16.4.    All  royalties  due by Merck under this  Agreement  shall be payable in
   U.S. dollars and all royalties due by SB under this Agreement shall be payable in the applicable German currency. Each party shall have the right, upon giving written notice to the other, to receive payment in that country in local currency.
16.5. Monetary conversions from the currency of a foreign country, in which a product is sold, into United States or German currency shall be calculated at the official exchange rate in force in that country for financial transactions on the last business day of the quarter for which royalties are being paid. If there is no such official exchange rate, the conversions shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A or leading banks in Germany.

17. EXPORT  CONTROL  COMPLIANCE
17.1. The parties agree to comply with any applicable law or regulation of the United States, Germany or any country governing the export or reexport of products (including test equipment), software, and technical data (and the product of such data).
17.2. The parties will consult with each other to determine whether any such prior governmental authorization is required with respect to any proposed export or reexport of a product, software or technical data and, when required, shall cooperate in the preparation of an application for such authorization from their respective governmental authorities.
17.3. Merck agrees that no product, software or technology provided by SB and/or HGS to Merck under this Agreement will be used, directly or indirectly, or provided to any other party for use, in the development or production of any micro-organisms capable of use as a bacteriological warfare agents.

18.      TERM AND TERMINATION
18.1. This Agreement shall come into effect as of the Effective Date and shall remain in full force and effect until terminated as provided in this
   Section 18.
18.2. In the event Merck fails to make a royalty or milestone payment when due to HGS or SB as the case may be under this Agreement with respect to a Merck Product, or fails to meet its obligations under Section 9 of this Agreement with respect to a Merck Product, then in addition to any other remedy which they may have, HGS and/or SB may notify Merck in writing that all of Merck's rights with respect to such Merck Product shall terminate as of sixty (60) days after receipt of such written notice and Merck's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty (60) day period.
18.3. In the event Merck fails to make a payment to HGS or SB, as the case may be under Paragraph 3.1 when due or to HGS under Paragraph 6.1 or 6.4 when due, then in addition to any other remedy which they may have, HGS and/or SB, as the case may be, may notify Merck in writing that this Agreement shall terminate in its entirety, and if Merck fails to make such payment within thirty (30) days thereafter, this agreement shall terminate.
18.4. In the event SB fails to make a payment to Merck under this Agreement with respect to a Merck Product when due, then in addition to any other remedy which it may have, Merck may notify SB in writing that all of SB's rights with respect to such Merck Product shall terminate as of sixty (60) days after such written notice and SB's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty (60) day period.
18.5. Any party may terminate this Agreement if, at any time, a party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the party in bankruptcy proposes a written agreement of composition or extension of its debts, or if a party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
   (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.
18.6. Notwithstanding the bankruptcy of Merck, HGS or SB, or the impairment of performance by Merck, HGS or SB of its obligations under this Agreement as a result of bankruptcy or insolvency of Merck, HGS or SB, the other parties shall be entitled to retain the licenses granted herein, subject to rights of a party to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.
18.7. No party shall have the right to terminate this Agreement except under Paragraphs 18.3 and 18.5 provided however that nothing in this Agreement shall limit any remedies for breach which may be available in law or equity, including termination of this Agreement or of any or all rights hereunder.

19.      RIGHTS AND DUTIES UPON TERMINATION
19.1. Upon termination of this Agreement in its entirety or with respect to any Merck Product or to any country or territory, each party shall notify the other of the amount of such product it and its licensees and distributors and their distributors and licensees then have on hand, the sale of which would, but for the termination, be subject to royalty, and such party and its licensees and distributors and their distributors and licensees shall thereupon be permitted to sell that amount of the product provided that the party shall pay the royalty thereon at the time herein provided for.
19.2. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those which have accrued prior to termination as well as any provision which is clearly meant to survive termination of this Agreement.

20.      WARRANTIES AND REPRESENTATIONS
20.1. Nothing in this Agreement shall be construed as a warranty that Licensed Patents, Collaboration Partner Patents or Merck Patents are valid or enforceable or that the exercise of Licensed Patents, Licensed Technology, Collaboration Partner Patents and Collaboration Partner Targets, Merck Patents and/or Merck Technology do not infringe any patent rights of Third Parties.
20.2. Each party warrants and represents that it has the right to enter into this Agreement, to grant the rights and licenses and to otherwise perform in accordance therewith.
20.3. Merck guarantees that its Affiliates will perform all obligations under this Agreement as if the Affiliates were signatories of this Agreement.

21.      INDEMNIFICATION
21.1. SB shall defend, indemnify and hold harmless Merck and HGS, affiliates of HGS, licensors and licensees of Merck and HGS and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expense (including reasonable attorneys'
   fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale, marketing, promotion or other disposition by or through SB, or any Third Party granted rights by SB under this Agreement, of any Merck Product. SB's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. SB shall have the exclusive right to control the defense of any action which is to be indemnified in whole or in part by SB hereunder, including the right to select counsel acceptable to Merck or HGS to defend Merck or HGS or its licensees under this Agreement as the case may be and to settle any claim, provided that, without the written consent of Merck (which shall not be unreasonably withheld or delayed), SB shall not agree to settle any claim against Merck or any Merck licensee under this Agreement as the case may be, to the extent such claim has a material adverse effect on Merck or its licensees under this Agreement as the case may be. The provisions of this Paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and obligation hereunder shall apply whether or not such claims are rightfully brought. SB shall require each of its licensee of a Merck Product to indemnify Merck and HGS in a manner consistent with this Paragraph.
21.2. Merck shall defend, indemnify and hold harmless SB and HGS, affiliates of HGS and SB, licensors and licensees of SB and HGS and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expense (including reasonable attorneys'
   fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale, marketing or promotion or other disposition by or through Merck or any Third Party granted rights by Merck under this Agreement, of any Merck Product. Merck's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. Merck shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Merck hereunder, including the right to select counsel acceptable to SB or HGS to defend SB or HGS or their licensee, as the case may be, and to settle any claim, provided that, without the written consent of an indemnified party under this Paragraph 21.2 (which shall not be unreasonably withheld or delayed), Merck shall not agree to settle any claim against such indemnified party under this Agreement as the case may be, to the extent such claim has a material adverse effect on such indemnified party under this Agreement as the case may be. The provisions of this Paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Merck's obligation hereunder shall apply whether or not such claims are rightfully brought. Merck shall require each of its licensees (other than SB) of a Merck Product to indemnify SB and HGS under this Paragraph 21.2 in a manner consistent with this Paragraph.
21.3.    A person or entity  that  intends to claim  indemnification  under this
   Section 22 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that subject to Paragraph 21.1 and 21.2 an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 22 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 21, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this
   Section 21. The Indemnitee under this Section 21, its employees and agents, shall cooperate fully with the

                                       44
M

   Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

22.      FORCE MAJEURE
22.1. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

23.      GOVERNING LAW
23.1. This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, U.S.A., regardless of choice of law principles of the Commonwealth of Pennsylvania.

24.      SEPARABILITY
24.1. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.
24.2. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
24.3. In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraph 24.1 or 24.2, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

25.      ENTIRE AGREEMENT

25.1. This Agreement, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereon and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
25.2. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

26.      NOTICES

26.1. Any notice required or permitted under this Agreement shall be sent by air mail, postage pre-paid, courier or fax to the following addresses of the parties:

                           Merck KGaA
                           Licensing Department
                           D-64271 Darmstadt, Germany
                           Attention:
                  fax:     49 6151 72 3379

                           SB
                                    SMITHKLINE BEECHAM CORPORATION
                                    709 Swedeland Road
                                    P. O. Box 1539
                                    King of Prussia, Pennsylvania 19406
                                           Attention:  Vice-President, Advanced
                                                 Technologies in Genetics
                  fax:     610-270-6663

                           copy to:
                                    SMITHKLINE BEECHAM CORPORATION
                                    709 Swedeland Road
                                    P. O. Box 1539
                                    King of Prussia, Pennsylvania 19406
                                            Attention: Corporate Intellectual
                                                  Property
                  fax:     610-270-4026

                           HGS
                           Attention: Chairman and Chief Executive Officer
                           Human Genome Sciences, Inc.
                           9410 Key West Avenue,
                           Rockville, Maryland 20850
                  fax:     301-309-0092

                           copy to:
                           Mr. Elliot Olstein
                           Carella, Byrne, Bain, Gilfillan, Cecchi & Stewart
                           6 Becker Farm Road
                           Roseland, New Jersey 07068
                  fax:     201-994-1744

26.2. Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

27.      ASSIGNMENT
27.1. This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable or may be assigned by any party without the written consent of the other parties, and any such assignment shall be void and of no effect provided, however, any party may assign this Agreement or any of its rights or obligations hereunder to an Affiliate or to any Third Party with which it may merge or consolidate who agrees to be bound by the terms and conditions of this Agreement, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other parties.

28.      RECORDING
28.1. SB and HGS shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and Merck shall provide reasonable assistance to SB and HGS in effecting such recording, registering or notifying.
28.2. Merck shall have the right, at any time, to record, register, or other-wise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and SB and HGS shall provide reasonable assistance to Merck in effecting such recording, registering or notifying.

29.      DISPUTE RESOLUTION
29.1. Senior management of HGS and Merck shall endeavor to resolve all disputes under Section 6 of this Agreement.
29.2. If there is a tie vote within the Management Committee or Alliance Committee over an issue within its respective jurisdiction, which tie vote is not timely solved such Committee, and if senior management does not timely resolve any such tie vote, then either SB or Merck may submit such to binding arbitration, which shall be conducted according to the Commercial Rules of Arbitration of the American Arbitration Association in the United States if the arbitration is initiated by Merck or if the arbitration is initiated by SB, under the rules of the International Chamber of Commerce and to be held in Basel Switzerland by a panel of three (3) arbitrators, one selected by SB, one selected by Merck, and the third selected by mutual agreement of the arbitrators selected by SB and Merck. If the arbitrators selected by SB and Merck, respectively cannot agree on a third arbitrator, then the Arbitration Association shall select the third arbitrator.
29.3. Senior management of SB, HGS and Merck shall endeavor to resolve all other disputes under this Agreement.

30.      COUNTERPARTS
30.1. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.


         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

                                    SMITHKLINE BEECHAM CORPORATION
                                    SMITHKLINE BEECHAM plc
                                    By: __________________________
                                    Name: ________________________
                                    Title: _______________________

                                    HUMAN GENOME SCIENCES, INC.
                                    By: __________________________
                                    Name: ________________________
                                    Title: _______________________

MERCK KGaA
By: _________________________
Name: _______________________
Title: ______________________
Date: _______________________

                                   APPENDIX A

                             Collaboration Partners
(1)      Takeda Chemical Industries
(2)      Synthelabo
(3)      Schering-Plough Corporation
(4)      Another entity to be named or substituted for (1),
         (2), or (3)

                                   Appendix B
                     MATERIAL TRANSFER and LICENSE AGREEMENT

                           MATERIAL TRANSFER AGREEMENT

THIS AGREEMENT is entered into and effective as of the date of last signing by any of the parties to the Agreement, by and among Merck KGaA, Frankfurter Str. 250, 64271 Darmstadt, Germany ("Merck") SmithKline Beecham Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania, having a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101, U.S.A. ("SB corp"), Human Genome Sciences, Inc. (HGS) located at 9410 Key West Avenue, Rockville, Maryland 20850 and _______, a not-for-profit INSTITUTE located _______________, and designated representatives and employees of ______________________ (_________________, its representatives and employees are hereinafter  referred  to  as  "INSTITUTE").

     1. The Principal Investigator conducting the research described herein shall be ________________ who is a designated representative and employee of INSTITUTE.

     2. Subject to availability, SB, HGS and/or MERCK agrees as the case may be to provide the material set forth in Appendix A to INSTITUTE and INSTITUTE agrees such materials are the property of HGS, MERCK and/or SB as the case may be. Such material and any related biological material or associated know-how and data that will be received by INSTITUTE from SB, HGS and/or MERCK; and any substance that is a derivative thereof or is replicated therefrom or is an antibody produced by use thereof are covered by this Agreement. All such materials shall hereinafter be referred to as the "Material" or "Materials."

     3. The Materials will be used by INSTITUTE only in connection with the research described in Appendix B (the "Research") and only for non-commercial research purposes. If INSTITUTE wishes to carry out research beyond that described in Appendix B, such research will be carried out only pursuant to a further agreement signed by each of the parties.

     4. INSTITUTE shall not distribute, release, or disclose the Materials to any other person or entity and shall ensure that no one will be allowed to take or send the Materials to any other location, unless written permission is obtained in advance from SB, MERCK and HGS. INSTITUTE agrees to maintain the confidentiality of the Materials and any information regarding the Materials, except to the extent such information:

          (a) can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

          (b) can be demonstrated, from written records, to have been in the Institute's possession or readily available to the INSTITUTE from another source not under obligation of secrecy to SB, HGS or MERCK prior to the disclosure; or

          (c)  becomes  part  of  the  public   domain  or  publicly   known  by
               publication or otherwise, not due to any unauthorized act by the INSTITUTE; or

     5. The Materials are supplied solely for scientific research purposes, for use in animals and/or in vitro. THE MATERIALS SHALL NOT BE USED IN HUMANS.

     6. INSTITUTE hereby acknowledges that the Materials are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. MERCK, SB AND HGS MAKE NO REPRESENTATION THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

     7. In no event shall SB, MERCK or HGS be liable for any use of the Materials by INSTITUTE. INSTITUTE hereby agree to defend, indemnify and hold harmless SB, MERCK and HGS, their officers, directors, employees and agents from any loss, claim, damage, expense or liability, of whatsoever kind or nature (including attorney's fees), which may arise from or in connection with this Agreement or the use, handling or storage of the Materials, by INSTITUTE.

     8. INSTITUTE hereby agrees to comply with all applicable government and National Institutes of Health regulations and guidelines which are applicable to all uses of the Materials by the INSTITUTE.

     9. Any and all proprietary rights, including but not limited to patent rights, in and to the Materials shall be and remain in SB and/or HGS as the case may be.

     10. INSTITUTE agrees to provide SB, HGS and MERCK with an advance copy at least thirty (30) days in advance of any written submission (abstract or paper) or presentation that makes reference to the Materials. If in the opinion of SB, HGS and/or MERCK such submission or presentation discloses SB, MERCK and/or HGS proprietary information which INSTITUTE is obligated to maintain confidential under Paragraph 4 hereof, SB or MERCK or HGS shall notify INSTITUTE within thirty (30) working days of receipt thereof and INSTITUTE shall delete such proprietary information from such submission or presentation. If a publication does result from work using the Materials, INSTITUTE agrees to acknowledge SB, and/or MERCK and/or HGS and give credit to SB, MERCK and/or HGS scientists, as scientifically appropriate, based on any direct contribution they may have made to the work.

     11. For the purposes of this Agreement, "Developed Technology" means any and all data, formulas, information, compositions, biologics, substances and any intellectual property rights thereto, including but not limited to, software, copyrights, patents and patent applications, which result from the Research and/or use of the Materials and/or information provided to the INSTITUTE under this Agreement. INSTITUTE agrees to promptly disclose Developed Technology to MERCK, HGS and SB and to provide MERCK, HGS and SB with any material which is Developed Technology. HGS shall have the right to file for and obtain patent protection for Developed Technology and INSTITUTE agrees to cooperate with and obtain execution of papers for HGS with respect thereto.

     12. During the period of Research, INSTITUTE shall provide to MERCK, HGS and SB at least once every three (3) months a summary of the results of Institute's work under Appendix B utilizing the Materials.

     13. A party may terminate the Research by providing the other parties with written notice. Upon such termination of the Research, INSTITUTE will send to SB, HGS and MERCK a final report including the results of the Research.

     14. INSTITUTE hereby grants to HGS a sole and exclusive worldwide right and license under Developed Technology to make, have made, use, sell and have sold any and all products, processes, apparatuses and compositions of matter (collectively hereinafter "Product"), including the right to grant sublicenses.

     15. HGS shall pay to INSTITUTE the following royalties which shall be due and payable sixty (60) days after June 30 and December 31 for Product sold in the respective half-year period:

               a. One percent (1%) of net sale of Product sold by HGS which where sold is covered by a valid and enforceable claim of a granted patent licensed to HGS hereunder; or

               b. Ten percent (10%) of royalties received by HGS from a sublicensee hereunder for Product sold by such sublicensee which in the country where sold is covered by a valid and enforceable claim of a granted patent licensed to HGS hereunder.

     16. In the event that royalties are to be paid by HGS to an unaffiliated party for Product for which royalties are also due hereunder, then the royalty to be paid hereunder shall be reduced by the amount of royalty to be paid to such unaffiliated party, but in no event shall the royalty to be paid hereunder be reduced by more than fifty percent.

     17. Any modification of or amendment to this Agreement will require the written consent of the parties hereto.

     18. This Agreement is not assignable by INSTITUTE, whether by operation of law or otherwise, without the prior written consent of HGS, SB and MERCK. Otherwise, this Agreement is binding upon the successor(s) and assignee(s) of the parties.

     19. This Agreement may be signed in three or more counterparts and each shall be an original.

         IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives.


                                            MERCK

                                            By: ___________________________
                                            Title:
                                            _______________________________
                                            Date:__________________________

SMITHKLINE BEECHAM CORP.                    HUMAN GENOME SCIENCES, INC.

By: ___________________________             By: ___________________________
Title: ________________________             Title: ________________________
Date:__________________________             Date:__________________________



AGREED AND CONSENTED TO:
_________________________________

By: _____________________________         ______________________________
Title: __________________________          Dr. (Principal Investigator)
Date: __________________________          Date: ________________________


                                 MTA APPENDIX A

                                   MATERIAL(S)



                                 MTA APPENDIX B



                                  RESEARCH PLAN

                                   APPENDIX D
                              SAMPLE RESEARCH PLANS
                              TARGET RESEARCH PLAN

Target Identification

Rationale

         -        Brief description of hypothesis
         -        Brief summary of supporting biological data on target
         -        Expected Indications for Product

Status of full length cloning and express

         -        Full length nucleotide sequences
         -        Plans/estimated dates if expression not yet complete

Patent status

Screening Plan

         -        No description of screen(s) required
         -        Estimated date of screening start
         -        Use of target in specificity screens (if any)

Chemical optimization

         -        No details required
         -        Estimated date of start (can be updated)

Plan updates if and when a potential development compound is identified

         -        R&D product (compound) code #/INN name/generic name
                  (when available)
         -        Notification when a compound enters preclinical development
         -        Notification when a compound enters clinical development
         -        Notification when regulatory approvals are sought

                             ANTIBODY RESEARCH PLAN

Target (Antigen) Identification

Rationale

         -     Brief description of hypothesis
         -     Expected indications for product
         -     Brief summary of supporting biological data on target (antigen)

Status of Cloning and Expression or Synthesis of Target (Antigen)

         - Plans/estimated dates if expression/synthesis of target (antigen) not yet complete

Patent Status

Research Plan

         -      Estimated date of immunization start
         -      Estimated date of antibody selection
         -      Estimated date for development
         - Estimated date/notification when an antibody enters preclinical development
         - Estimated date/notification when an antibody enters clinical development
         -      Estimated date/notification when regulatory approvals are sought

                              PROTEIN RESEARCH PLAN

Therapeutic Protein Identification

Rationale

         -        Brief description of hypothesis
         -        Expected indications for Product

Biological data on protein

         -        Full length cloning
         -        Expression and purification
                  Demonstration of the requirements of Paragraph 8.4(A) Demonstration of the requirements of Paragraph 8.4(B)


Patent status (full length gene patent application must have been filed)

Research and development plan

         This plan need not contain detail of these activities, but rather one-line descriptions of planned activities (with estimates of timing). Not all of these plans/timings will be available when the initial plan is submitted, but will be added as part of the yearly update of the plan.

         -      Further preclinical studies of activity
         -      Preclinical development
                -        determination of pharmacokinetic profile
                -        initiation of toxicology studies
                -        Steps to completion of IND package

         -      Certain key milestones in production/scale-up
         -      Clinical development
                -        Major phase transition (when available and appropriate)